Exhibit 10.1

Asset Purchase Agreement

This Asset Purchase Agreement (“Agreement”) is made between Desert Ribs LLC, a Delaware limited liability company (“Desert Ribs”), a Delaware limited liability company,  Famous Charlie LLC, a Delaware limited liability company (“Famous Charlie”),  Famous Freddie LLC, a Delaware limited liability company (“Famous Freddie”),  Famous Gracie LLC, a Delaware limited liability company (“Famous Gracie”), and Famous George LLC, a Delaware limited liability company (“Famous George”)  (together “Seller”, or “Sellers”, “Debtor” or “Debtors”); and Famous Dave’s Ribs Inc., a Minnesota corporation (“Purchaser”), assignee of Famous Dave’s of America, Inc., a Minnesota corporation, or its designee  (“Franchisor”), as of June [20], 2019.

Background

Debtors

A. On April 5, 2019, Debtors filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code.  Each of the Debtors is organized under Delaware law.  Each of the Debtors is a debtor-in-possession pursuant to 11 U.S.C. §§ 1107(a) and 1108.

B. Desert Ribs is the 100% sole member of Famous Charlie, Famous Freddie, Famous George, and Famous Gracie. John and Romy Erlandson are the members of Desert Ribs and direct the management.
C. Desert Ribs leases premises at 14795 N. 78th Way #100, Scottsdale, AZ 85260. This lease is not being assigned.

Operators

D. Famous Charlie, Famous Freddie, Famous George, and Famous Gracie ("Operators") each operate a Famous Dave's of America, Inc. franchise in Maricopa County, Arizona.

E. Famous Gracie/Chandler.  Famous Gracie operates a Famous Dave's of America franchise at 3250 West Frye Road, Chandler, Arizona 85224 ("Chandler Store") pursuant to a Franchise Agreement dated December 27, 2002 with Franchisor.  The Franchise Agreement has been amended from time to time and further modified by a settlement agreement dated August 22, 2016.  As of April 1, 2019, Famous Gracie is in default under the Franchise Agreement and owes approximately $131,200 in past due sums due under the Franchise Agreement, including past due royalties, as well as unpaid advances.

F. The Chandler Store is leased from Propcor II Associates ("Chandler Landlord") pursuant to a Lease Agreement originally dated November 14, 2003.  The Chandler Lease had a 15-year term with four five-year extension options.  On September 19, 2018, Famous Gracie advised the Chandler Landlord of its intent to exercise the first removal option.

G. Famous George/San Tan. Famous George operates a Famous Dave's of America franchise at 2206 East Williams Field Road, Suite 101, Gilbert, Arizona 85226 (the "San Tan

Store") under a Franchise Agreement effective August 26, 2005.  The Franchise Agreement has been amended from time to time.  As of April 1, 2019, Famous George is in default under the Franchise Agreement and owes approximately $118,400 in past due sums due under the Franchise Agreement, including past due royalties, as well as unpaid advances.

H. Famous George leases the premises at the San Tan store pursuant to a Lease Agreement with Westcor San Tan Village LLC originally dated December 12, 2007.  The San Tan Lease has been amended with agreement of the San Tan Landlord.  The San Tan Lease expires by its terms on December 31, 2019, subject to contractual renewal options.

I. The San Tan Lease is not being assumed by Famous George and assigned to Buyer.

J. Famous Charlie/Mesa.  Famous Charlie operates a Famous Dave's of America franchise at 1011 North Dobson, Mesa, AZ 85201 (the "Mesa Store") pursuant to a Franchise Agreement originally dated March 5, 2006.  The Franchise Agreement has been amended from time to time thereafter.  As of April 1, 2019, Famous Charlie is in default under the Franchise Agreement and owes approximately $249,000 in past due sums due under the Franchise Agreement, including past due royalties, as well as unpaid advances.

K. Famous Charlie leases the Mesa Store pursuant to a Shopping Center Ground Lease with De Rito/Kimco Riverview, L.L.C. ("Mesa Landlord") dated as of June 27, 2006.  The Mesa Lease has been amended from time to time.  Pursuant to a First Amendment to Lease dated as of September 27, 2007, the Mesa Lease term was extended to November 30, 2022, with two remaining five-year extension options.

L. Famous Freddie/Peoria.  Famous Freddie operates a Famous Dave's of America franchise at 16148 North 83rd Avenue, Peoria, Arizona 85382 (the "Peoria Store") pursuant to a Franchise Agreement originally dated June 24, 2004.  The Franchise Agreement has been amended from time to time.  As of April 1, 2019, Famous Freddie is in default under the Franchise Agreement and owes approximately $205,000 in past due sums due under the Franchise Agreement, including past due royalties, as well as unpaid advances.

M. Famous Freddie leases the Peoria Store pursuant to a Lease with Leytanlor Development Corp. as Landlord under a Lease originally dated April 21, 2004.  The Peoria Lease had a 15-year term expiring July 31, 2019.  The Peoria Landlord declined to allow Famous Charlie to extend the term of the Peoria Lease.  Consequently, Purchaser has entered into a lease of the Peoria Store for a term commencing August 1, 2019.

N. None of the Operators have substantially refreshed or refurbished the Stores since they were opened.

Debtors’ Creditors

O. Famous Dave’s of America. The Franchisor is a creditor of each Store and the parent entity for unpaid fees under the Franchise Agreements, as well as advances, totaling

$907,846.00 as of June 20, 2019. No sums have been paid to the Franchisor for royalties and other sums due under the Franchise Agreements since the bankruptcy filings.

P. Newtek.  Debtors borrowed $5,000,000 from Newtek Small Business Finance, LLC (“Newtek”) in a Loan made September 8, 2017 (the “Loan”).  The Loan was guaranteed by the United States Small Business Administration.

Q. The Loan is evidenced by, among other things, a Loan Agreement, a U.S. Small Business Administration Note made by Debtors to the order of Newtek, and the documents described below (the “Loan Documents”), all dated September 8, 2017.    The Note bears interest at a variable rate of 2.75% above the Prime Rate, adjusted pursuant to the terms of the Note.    Repayment of the Note is secured by a Security Agreement made by Debtors.  The Newtek loan is further secured by leasehold deeds of trust on the Peoria Store operated by Famous Freddie and the Mesa Store operated by Famous Charlie.    The balance of the Newtek loan is about $4,930,000.  It is payable monthly in the amount of $39,982, exclusive of late charges.  The current interest rate is 8.25%.  Debtors are delinquent with Newtek and charged late fees as a result.

R. AZDOR.  The Stores were delinquent in their prepetition transaction privilege tax payments.  The State of Arizona ex rel Arizona Department of Revenue (“AZDOR”) asserts a blanket lien on Debtors’ assets.  The Debtors have been segregating accruing post-petition sales taxes on a daily basis, and have further provided in the proposed DIP Financing for payment of the Transaction Privilege Taxes accrued for the month of March 2019.

S. Sysco.  Sysco is Debtors’ primary vendor, and provides more than weekly delivery of fresh ingredients required for Debtors to meet the Franchisor’s brand standards and customer expectations.  As of March 7, 2019, Sysco was owed $187,518.05 for the four Stores.  Sysco agreed to a payment plan, so that the balance would be paid in ten weekly installments of $18,518.05 plus current invoices.    Debtors sought authority to pay the prepetition claim as a “critical vendor.”  Debtors have no practical alternative to Sysco without shutting down the Stores for a period of time.

T. Landlords.  Debtors are delinquent with landlords, generally in the range of one to two months’ past due rent.  Defaults owed to each of the Landlords whose leases are proposed to being assumed would be cured in connection with assumption and assignment of the leases described herein.

U. Gift Cards. Debtors have issued gift cards to their customers from time to time. Debtors’ good faith estimate of gift card liability is set forth in the Purchase Price schedule.

V. Budget.  Debtors and Franchisor agreed on a debtor in possession loan pursuant to a Budget filed with this Court (the “Budget”).  Although the DIP Loan was not approved by this Court, the Budget remains in place.

W. Debtors have paid their post-petition obligations, including rent, generally pursuant to the Budget, except for payments to Franchisor and Newtek.  Any payments to Debtors’ professionals are held in trust subject to appropriate fee application and court order.

X. Debtors are unable to operate their Stores as a going concern. Debtors have sought approval of the Bankruptcy Court for the sale of substantially all of their assets to Purchaser.
Y. With the assistance of a Court-approved broker, Debtors sought higher and better bids for the Assets. No bids were received from anyone other than Purchaser.
Z. Subject to Bankruptcy Court approval, Debtors agree to sell substantially all of their assets, and Purchaser agrees to assume certain of Debtors’ liabilities, as follows.

Agreements

1. Assets.  Sellers shall sell to Purchaser at the Closing all of their Assets other than those Assets identified on the “Excluded Assets” Schedule attached.  The Parties may add Excluded Assets up through the Closing.  Hereafter, the “Assets” are the assets being purchased.

2. Free and Clear. Seller shall purchase the Assets at the Closing free and clear of all liens, claims and Encumbrances, other than those Liabilities expressly assumed pursuant to Section 3.2.
3. Purchase Price. Purchaser shall pay for the Assets via a combination of cash and assumption of liabilities as follows:
3.1. Cash. The sum of the following amounts, which are estimated on the Purchase Price Schedule, and shall be finalized at the Closing:

3.1.1. Landlords.  All sums required to (i) satisfy obligations of the applicable Debtor arising after the petition date until the Closing, and (ii) cure pre-Closing monetary defaults under Assumed Leases, or are otherwise required as a condition of assumption and assignment to Purchaser of the Assumed Leases.  Purchaser may elect to make Cure Payments directly to the affected Landlord(s).

3.1.2. United States Trustee.  All sums required for payment to the Office of the United States Trustee with respect to quarterly UST fees for the periods through the third quarter of 2019.  Purchaser shall pay the estimated 2d quarter UST fee to Debtor for deposit in the debtor in possession account at Closing.    In the four Operators’ cases, Purchaser shall further

advance an amount equal to the lesser of $4,875 per debtor or the actual quarterly UST fees owed for the 3d quarter as and when such fees are calculated and due.

3.1.3. Debtors’ Professionals.  All sums required to pay allowed interim or final fee applications of Debtors’ counsel and accountants, which are estimated on the Purchase Price schedule.  Purchaser shall fund a payment so that Debtors’ counsel has $90,000 in trust on the Closing, and Debtors’ accountant has $31,000 in trust on the Closing.

3.1.4. Broker Commission. $25,000 payable to the Court-approved broker;

3.1.5. Willie Itule Produce, Inc. (disputed).  An amount agreed to by Purchaser and Willie Itule Produce, Inc. with respect to a disputed PACA claim.  Currently Debtor has objected to the Itule claim and no payment is contemplated.

3.1.6. Newtek.  The amount of $1,000,000.00 payable to Newtek at Closing in consideration of Newtek’s consent to the sale and release of its liens on the Assets and any claims against Franchisor or Purchaser;

3.1.7. Vehicles.  The sum of $59,222.00 payable to Desert Ribs, LLC’s  debtor in possession account on account of vehicles owned by Desert Ribs, LLC, including trailers, owned or used by Debtors; and the Famous Gracie vehicles referenced in Paragraph 3.1.8.  With respect to $7,773.09, less post-petition payments, owed to Ally, which holds a lien on the 2014 Chevy Express Supershot VIN ending in 9772, Purchaser shall assume the liability and the cash purchase price for vehicles be reduced by the unpaid balance of the Ally loan.

3.1.8. AZDOR.  The amount of $10,000.00 for the Famous Gracie building plus proceeds of the Famous Gracie vehicles in the amount of $83,508.00, less the amount owed to Ally at time of Closing, for a total amount estimated to be $87,434.00 payable to AZDOR at Closing in consideration of its consent to the sale and release of its liens on the Assets and any claims against Franchisor or Purchaser accruing prior to Closing;

3.1.9. Post-Sale Hearing DIP.    Sums required to maintain the Operators as a going concern from the June 20, 2019 sale hearing to the Closing,  with such advances to be made in Purchaser’s sole discretion.

3.2. Assumed. The sum of the following amounts, which are estimated on the Purchase Price schedule, and shall be finalized at the Closing:
3.2.1. Franchisor Cure. All sums required to cure Sellers’ pre-closing defaults under each of the Franchise Agreements;
3.2.2. Pre-petition DIP. $106,000 advanced by Franchisor as an emergency pre-petition DIP loan;
3.2.3. Sysco. The balance estimated at $34,998 owed to Sysco under Debtors’ pre-petition settlement agreement, which is assumed and assigned to Purchaser at Closing;

3.2.4. Gift Cards.  Performance of Debtors’ obligations under outstanding gift cards, estimated at $346,000 as of April 30, 2019, as such amount is due and payable on or after the Closing, but no sums shall be payable in cash by Purchaser to any holder of any gift card;

3.2.5. Transaction Privilege Tax.  All sums payable by Debtors for post-petition transaction privilege taxes, but upon payment of all TPT tax obligations incurred through Closing, Purchaser shall not be required to segregate amounts collected for TPT taxes.

3.2.6. Insured Liabilities.  All liabilities arising from the ownership of the acquired assets on and after the closing date, and any pre-closing liabilities that are covered by insurance policies and binders assigned to Buyer, but only to the extent of insurance coverage;

3.2.7. Assumed Contracts. All pre-Closing cure amounts and all post-Closing liabilities arising under any assumed contract or lease;

3.2.8. Employees.    All accrued post-petition payroll obligations owing as of the Closing, not to exceed amounts provided in the Budget, and all accrued liabilities owing to transferred employees for vacation time, personal time off, and sick pay, under Debtors’ prepetition agreements without post-petition modification unless approved by Purchaser;

3.2.9. Trade Payables. All accrued postpetition trade payables, not to exceed amounts provided in the Budget;
3.2.10. Utilities. All post-petition sums payable to utilities by Debtors as and when due. All deposits provided by or on behalf of Debtor, when refunded, shall be paid to Purchaser.
3.2.11. Extraordinary Items. Any additional liability assumed by Purchaser in its sole discretion.
4. Franchise Agreement. Sellers will assume and assign to Purchaser each of the Franchise Agreements (including San Tan).
5. Leases. Sellers shall assume and assign to Purchaser at Purchaser’s expense each of the following:
5.1. Assumed. The following Leases shall be assumed by the applicable Debtor and assigned to Buyer at Buyer’s expense:
5.1.1. Peoria Lease;
5.1.2. Mesa Lease; and
5.1.3. Chandler Lease.
5.2. Rejected. The San Tan Lease shall not be assumed. Buyer shall ensure that funds sufficient to pay the obligations of Debtor arising under the San Tan Lease from the petition date until the Closing are paid. Debtor shall seek rejection of the San Tan Lease as of the Closing.

6. No Other Assumption.    Except for, and limited solely to the liabilities described in Section 3.2, Purchaser shall not assume, and shall not be liable for, any liabilities or obligations of any Seller of any nature whatsoever, express or implied, fixed or contingent, or any claim, regardless of when made or asserted, which arises out of or is based upon negligence, strict liability or any express or implied representation, warranty agreement or guarantee made by Sellers, or alleged to have been made by Sellers, or which is imposed or asserted to be imposed by operation of law, and any claim seeking recovery for property damage, consequential damage, lost revenue or income or personal injury.  In addition to the foregoing, in no event other than as provided in Section 3.2.5 shall Purchaser assume any liability or incur any liability or obligation in respect of any federal, state or local income or other tax liability of Sellers payable with respect to the Operators, Assets, properties or operations of Sellers for any period.

7. Closing. The Closing shall be deemed to occur on the first business day that Debtors and Purchaser certify the Conditions to Closing stated below are satisfied.
8. Conditions to Closing.
8.1. Sellers’ Conditions to Closing.
8.1.1. This Court’s entry of an order approving this transaction in form reasonably satisfactory to Sellers and Purchaser (the “Sale Order”), which order is not stayed pending appeal.
8.1.2. Purchaser’s tender of the Purchase Price as provided above.
8.2. Purchaser’s Conditions to Closing. The Closing shall not occur until satisfaction of each of the following conditions, or Purchaser’s waiver of such condition in Purchaser’s sole discretion.
8.2.1. The Sale Order has been entered, is final and not subject to a pending appeal or stay.
8.2.2. Each Debtor has tendered in appropriate form documentation reasonably necessary to transfer the Assets to Purchaser without representation or warranty, as-is, where-is.
8.2.3. Newtek has tendered any releases reasonably requested by Purchaser in recordable form as appropriate.
8.2.4. The AZDOR has tendered any releases reasonably requested by Purchaser in appropriate form,
8.2.5. Each Landlord has executed and delivered a consent to the assumption and assignment of its Lease in form reasonably acceptable to Purchaser.

8.2.6. The Operators have conducted their businesses in the ordinary course, without material adverse change, from the Sale Hearing to the Closing.
9. Termination. This Agreement may be terminated by Purchaser upon written notice to Debtors if the Purchaser’s Conditions to Closing have not occurred on or before June 30, 2019.

10. Purchase and Release of Claims.  Entry of the Sale Order shall constitute a sale by Debtors to Purchaser and a release by the Purchaser as of the Closing of any claim or cause of action of any kind against the following, but specifically excluding any claim or cause of action of any kind against Romy Pamela Erlandson and John Andrew Erlandson:

10.1. Franchisor and Purchaser, in consideration of the purchase,
10.2. Newtek, in consideration of its lien release,
10.3. Sysco, on account of assumption of the Sysco settlement agreement,
10.4. Any Landlord on an Assumed Lease, on account of assumption and assignment of each Lease,
10.5. Each utility,
10.6. CPA for Hire, PC, on account of its continuing agreement to provide necessary accounting services to Debtors and Purchaser,
10.7. The AZDOR, and
10.8. Any other party to a lease or contract assumed and assigned to Purchaser prior to Closing,

with respect to any act or event occurring on or before the Closing, whether known or unknown, and regardless of whether any such claim or cause of action is contingent, unliquidated, disputed or otherwise.

11. Miscellaneous.
11.1. Certain Phrases and Calculations of Time

11.1.1. In this Agreement, (i) the words "including" and "includes" mean "including (or includes" without limitation"; and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".  If the last day of any such period is not a Business Day, such period will end on the next Business Day.

11.1.2. When calculating the period of time "within" which or "following" which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation.  If the last day of any such period is not a Business Day, such period will end on the next Business Day.

11.2. Headings.  The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience reference only and are not to affect or be used in the construction or interpretation of this Agreement.

11.3. Currency. All monetary amounts in this Agreement, unless otherwise specified, are stated in the currency of the United States.

11.4. No Presumption.  The Parties and their counsel have participated jointly in the negotiation and drafting of this Agreement .  If an ambiguity or a question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the Parties. No presumption or burden of proof should arise in favor of any Party by virtue of the authorship of any provision of this Agreement.

11.5. Governing Law.

11.5.1. This Agreement is governed by and is to be interpreted, construed and enforced in accordance with the laws of the State of Arizona and the federal laws of United States applicable therein, without regard to conflict of law principles.

11.5.2. Subject to the dispute resolution provisions of this Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of the United States Bankruptcy Court for the District of Arizona in any action or proceeding arising out of or relating to this Agreement. Each of the Parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.

11.6. Notices

11.6.1. Any notice, consent, waiver or other communication given under this Agreement must be in writing and shall be given by delivering it (personally or by nationally recognized courier) or sending it by facsimile or electronic mail addressed:

11.6.1.1. To the Purchaser at:

Famous Dave’s of America, Inc.

Famous Dave’s Ribs Inc.

Attn. Michael Medved, Corporate Counsel

12701 Whitewater Drive, Suite 290

Minnetonka, MN 55343
Email: Michael.Medved@famousdaves.com

With a copy to:

Robert M. Charles, Jr.

Lewis Roca Rothgerber Christie LLP

One South Church Avenue, Suite 2000

Tucson, AZ 85701

Email: RCharles@LRRC.com

11.6.1.2. To Debtors at:

c/o Desert Ribs LLC

Attn. John Erlandson

14795 N. 78th Way, Suite# 100

Scottsdale, AZ 85260

With a copy to:

Michael W. Carmel

80 East Columbus Avenue

Phoenix, AZ 85012-2334

E-mail:  Michael@mcarmellaw

Any such communication is deemed to have been duly given (a) if delivered personally during regular business hours, on the day of delivery, (b) if sent by a nationally recognized courier service (delivery receipt requested) with charges paid by the sender, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled day of delivery by such service, (c) if sent by facsimile (with confirmation of transmission) or email (with confirmation of receipt), on the day so sent if the day is a Business Day and the transmission was sent prior to 5 pm (PST) and otherwise on the next Business Day. In the case of electronic mail, receipt of each communication must be confirmed by the recipient by the end of the next Business Day or, if not so confirmed, must be followed by the dispatch of a copy of such communication pursuant to one of the other methods described above; provided however that such email notice shall be deemed to have been given on the date stipulated in (c) above. A Person may change its address for service by notice given in accordance with the foregoing and any subsequent communication must be sent to such Person at its changed address.

11.7. Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter thereof, whether oral or written. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties relating to the subject matter hereof except as specifically set forth in this Agreement. Neither Party has relied or is relying on any other information, discussions or understandings in entering into and completing the transactions contemplated in this Agreement.

11.8. Amendments. This Agreement may only be amended, supplemented or otherwise modified by written agreement of the Sellers and the Purchaser.

11.9. Waiver.  The failure or delay by a Party in enforcing, or insisting upon strict performance of, any provision of this Agreement does not constitute a waiver of such provision or in any way affect the enforceability of this Agreement (or any of its provisions) or deprive a Party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement. Any waiver by a Party of any provision of this Agreement is effective only if in writing and signed by a duly authorized representative of such Party.

11.10. Assignments.

11.10.1. This Agreement will become effective when executed by the Parties and thereafter will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.10.2. Except as provided in Section 11.10.3, neither this Agreement nor any of the rights, duties or obligations under this Agreement are assignable or transferable by a Party without the prior written consent of the other Party. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.

11.10.3. Purchaser may, with written notice, at any time on prior to the Closing Date, assign its rights and obligations under this Agreement to an Affiliate of Franchisor, upon such Affiliates assumption of the obligations of Purchaser under this Agreement.

11.11. Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, the Parties do not intend that this Agreement benefit or create any legal or equitable right, remedy or cause of action in, or on behalf of, any Person other than a Party and no Person, other than a Party, is entitled to rely on the provisions of this Agreement in any proceeding.

11.12. Time of the Essence. Time is of the essence in this Agreement.

11.13. Sales, Transfer and Documentary Taxes.  Neither Party shall be responsible for the other's sales, transfer, documentary taxes, or other fees directly relating to the transfer of the Assets, due as a result of the transfer of the Assets to Purchaser.

11.14. Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, brokers, investment advisers, consultants and accountants) incurred in connection with this Agreement and the transactions contemplated herein are to be paid by the Party incurring such expenses. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

11.15. Further Assurances.  From time to time after the Closing, each Party will, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances and perform or cause to be performed such further and other acts or things as may be reasonably required to give effect to, and carry out the intent of, this Agreement.

11.16. Counterparts.  This Agreement may be executed in any number of separate counterparts (including by facsimile or other electronic means) and all such signed counterparts will together constitute one and the same agreement. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by facsimile or other means of recorded electronic transmission and such transmission (including in PDF form) with an acknowledgement of receipt shall constitute delivery of an executed copy of this Agreement to the receiving Party.

[signatures follow]

Desert Ribs LLC

By /s/Romy Pamela Erlandson

Romy Pamela Erlandson, Member/Manager

By /s/Romy Pamela Erlandson

John Andrew Erlandson, Member/Manager

Famous Charlie LLC

By Desert Ribs LLC, Its Member/Manager

By /s/Romy Pamela Erlandson

Romy Pamela Erlandson, Member/Manager

By /s/John Andrew Erlandson

John Andrew Erlandson, Member/Manager

Famous Freddie LLC

By Desert Ribs LLC, Its Member/Manager

By /s/Romy Pamela Erlandson

Romy Pamela Erlandson, Member/Manager

By /s/John Andrew Erlandson

John Andrew Erlandson, Member/Manager

Famous Gracie LLC

By Desert Ribs LLC, Its Member/Manager

By /s/Romy Pamela Erlandson

Romy Pamela Erlandson, Member/Manager

By /s/John Andrew Erlandson

John Andrew Erlandson, Member/Manager

Famous George LLC

By Desert Ribs LLC, Its Member/Manager

By /s/Romy Pamela Erlandson

Romy Pamela Erlandson, Member/Manager

By /s/John Andrew Erlandson

John Andrew Erlandson, Member/Manager

FAMOUS DAVE’S OF AMERICA, INC.

By: /s/ Jeffery Crivello

Its: Chief Executive Officer

FAMOUS DAVE’S RIBS, INC.

By: /s/ Jeffery Crivello

Its: Chief Executive Officer

Excluded Assets

Desert Ribs’ lease of its premises.

San Tan Lease

Chapter 5 causes of action other than avoidance or other actions that might interfere with Buyer’s rights with respect to the acquired Assets, as detailed in Section 10 of this Agreement.

Purchase Price Schedule